Exhibit 99.1
Earthstone Energy, Inc. Announces New Five-Year Revolving Credit Facility with $325 Million Borrowing Base

The Woodlands, Texas, November 21, 2019 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone” or the “Company”), announced today it entered into a new credit agreement with respect to its senior secured revolving credit facility (the “New Credit Facility”). The New Credit Facility has a maturity date of November 21, 2024 with a maximum credit amount of $1.5 billion and an initial borrowing base of $325 million. Wells Fargo Securities, LLC and RBC Capital Markets acted as Joint Lead Arrangers for the syndication of the New Credit Facility and Wells Fargo Bank, National Association is acting as Administrative Agent.

Robert J. Anderson, Earthstone’s President, commented, “We are very pleased to put our New Credit Facility in place and extend the maturity to five years. We greatly appreciate the ongoing support from our lending group, each member of which has a prior positive lending history with Earthstone or our management team in prior entities. The New Credit Facility helps secure substantial liquidity for the Company while maintaining a simple capital structure as we continue to grow our production base and create shareholder value.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in development and operation of oil and natural gas properties. The Company’s primary assets are in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas. Earthstone is traded on NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com